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                          FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is entered into as of this 1st day of April, 2003 among Jefferson Pilot Financial Insurance Company ("JP Financial"), a life insurance company organized under the laws of the State of Nebraska (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware.

                                   WITNESSETH:

     WHEREAS, JP Financial proposes to issue, now and in the future, certain multi-manager variable life insurance policies that provide certain funds ("Funds") of the Series as investment options (the "Contracts");

     WHEREAS, JP Financial has established pursuant to Nebraska insurance law one or more separate accounts (each, an "Account") for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the "Commission") as a unit investment trust under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act") as set forth in Attachment B;

     WHEREAS, the Contracts, which are or will be registered by JP Financial with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale as set forth in Attachment C;

     WHEREAS, the Series has received a "Mixed and Shared Funding Order" from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

     WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

     WHEREAS, certain Funds listed in Attachment A to this Agreement will serve as certain of the underlying investment mediums for the Contracts; and

     WHEREAS, CRMC is the investment adviser for the Series.

     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, JP Financial, the Series and CRMC hereby agree as follows:

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     1.   The Series and CRMC each represents and warrants to JP Financial that: (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to JP Financial, and copies of any and all amendments thereto will be forwarded to JP Financial at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and (c) the Series' registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the "Prospectus") shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by JP Financial expressly for use therein.

     2. The Series will furnish to JP Financial such information with respect to the Series in such form and signed by such of its officers as JP Financial may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise JP Financial immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

     3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

     4. The Series agrees to make Class 2 shares of the Funds listed on Attachment A hereto available to the Contracts. JP Financial will be entitled to a Rule 12b-1 service fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a "Subaccount") for as long as the Series' Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 plan") remains in effect. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by JP Financial for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series. For purposes of this Paragraph 4, JP Financial shall be a designee of the Series for receipt of such orders from each Account, and

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receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 10:00 a.m. Eastern time on the following Business Day ("Next Business Day"). "Business Day" shall mean any day on which the New York Stock Exchange ("NYSE") is open for trading and on which the Series calculates the net asset values of each class of shares of each Fund pursuant to the rules of the Commission. The Series will make the shares of each class of each Fund available indefinitely for purchase at the applicable net asset value per share by JP Financial and its Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Fund available to JP Financial on a daily basis as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time. If the Series provides incorrect net asset values to JP Financial with respect to any class of shares of any Fund on any Business Day, JP Financial shall be entitled (on behalf of each affected
Account) to an adjustment to the number of shares purchased or redeemed of such class of shares to reflect the correct net asset value per share. Any error in the calculation or reporting of net asset values per share, dividends, or capital gain information shall be reported promptly to JP Financial. Any costs incurred by JP Financial with respect to correcting Contract owner accounts, including, but not limited to, amounts paid to Contract owners and administrative expenses, shall be promptly reimbursed by CRMC. The Series and CRMC are responsible for maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series' then current Prospectus. Payments for shares purchased will be made in federal funds transmitted by wire on the Next Business Day, and JP Financial and the Fund shall each use commercially reasonable efforts to wire (or cause to be wired) funds to the other, for the purpose of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on the Next Business Day.

     The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority. JP Financial reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

     5. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts. The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

     6. Transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by JP Financial in an appropriate title for the corresponding Account or Subaccount.

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     7.   The Series shall furnish notice promptly to JP Financial of any dividend or distribution payable on any shares underlying Subaccounts. JP Financial hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount in additional shares of that Fund. The Series shall notify JP Financial of the number of shares so issued. JP Financial reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

     8. The Series shall redeem its shares in accordance with the terms of its then current Prospectus. For purposes of this Paragraph 8, JP Financial shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 10:00 a.m. Eastern time on the Next Business Day. JP Financial shall purchase and redeem the shares of Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

     9. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to this Agreement. The Series will provide JP Financial, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

     10. JP Financial shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Series shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for JP Financial once each year (or more frequently if the prospectus for the Series is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts and the Series, printed together in one or more documents (such printing to be done at JP Financial's expense with respect to prospective investors).

     11. JP Financial represents and warrants to the Series that any information furnished in writing by JP Financial to the Series for use in the registration statement of the Series will not result in the registration statement's failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     12. JP Financial and its affiliates shall make no representations concerning the Series' shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series' Prospectus, in information published on the Series' or CRMC's internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among JP Financial, AFD and CRMC dated as of April 1, 2003 (the "Business Agreement").

     13. Shares of the Series may be offered to separate accounts of various insurance companies in addition to JP Financial. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). The Series agrees that each Fund will comply with the diversification requirements of Section 817. The Series also agrees to maintain each Fund's qualification as a "regulated investment company" ("RIC") under the Code. The Series will provide JP
Financial with securities holdings reports for each Fund within ten days after each calendar quarter.

     14. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify JP Financial of the existence of irreconcilable material conflict and its implications. If such a conflict exists, JP Financial will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

     15. JP Financial agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of JP Financial: (a) making untrue statements of material facts or omitting material facts in a Contract's registration statement, prospectus, statement of additional information, semi-annual or annual reports to Contract owners and sales literature for the Contracts; (b) making untrue statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by JP Financial; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by JP Financial with respect to the sale of the Contracts or Fund shares; and (d) breaching this Agreement or a representation or warranty.

     16. The Series and CRMC each agrees to indemnify and hold JP Financial harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which JP Financial may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series', or CRMC's: (a) making untrue statements of material facts or omitting material facts in the Series' registration statement, prospectuses or

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statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided JP Financial relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts or Fund shares or the operation of the Series or a Fund; (d) failure of the Series to comply with any Fund's investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in Paragraph 13.

     17. JP Financial shall be responsible for assuring that the Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.

     18. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

          (a)  by mutual agreement at any time; or

          (b) any party at any time upon six months' written notice to the other parties; or

          (c) at the option of JP Financial or the Series upon ten calendar days' prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

          (d) at the option of JP Financial, upon ten calendar days' prior written notice, if shares of the Series are not reasonably available;

          (e) at the option of JP Financial, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RJC status under the Code, or if the Board of the Series terminates the 12b-1 plan; or

          (f) in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by JP Financial; in such event prompt notice shall be given by JP Financial or the Series to the other party.

          (g) at JP Financial's option by written notice to AFD and/or CRMC if JP Financial shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

          (h)  at the option of AFD or CRMC by written notice to JP
               Financial if AFD or CRMC shall determine in its sole judgment exercised in good faith, that SIP Financial has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

     The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

     19. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     IF TO:

     Jefferson Pilot Financial Insurance Company
     One Granite Place
     Concord, New Hampshire 03301

     Charlene Grant, Assistant Vice President and Associate Counsel

     WITH A COPY TO:

     John A. Weston, Vice President
     Jefferson Pilot Financial Insurance Company
     One Granite Place
     Concord, New Hampshire 03301

     IF TO SERIES:

     American Funds Insurance Series
     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071
     Attention:    Michael J. Downer, Senior Vice President
     Facsimile No.: (213) 486-9041

     WITH A COPY TO:

     Capital Research and Management Company
     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071

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     Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
                Fund Business Management Group
     Facsimile No.: (213) 486-9041

     IF TO CRMC:
     Capital Research and Management Company
     333 S. Hope Street, 55th Floor
     Los Angeles, CA 90071
     Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
                Fund Business Management Group, and Secretary
     Facsimile No.: (213) 486-9041

     WITH A COPY TO:

     Capital Research and Management Company
     333 S. Hope Street, 55th Floor
     Los Angeles, California 90071
     Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel, Fund
                Business Management Group
     Facsimile No.: (213) 486-9041

     20. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

     21. If this Agreement terminates, the Series, at JP Financial's option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. JP Financial agrees not to redeem shares unless: (i) the Agreement is terminated pursuant to Paragraph 18(e) or 18(f); (ii) legitimately required to do so according to a Contract owner's request; or (iii) under an order from the Commission or pursuant to a vote of Contract owners.

     22. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series' assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, JP Financial and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if JP Financial seeks satisfaction for any liability of the Series in respect of this Agreement, JP Financial (on behalf of itself or any Account) may seek recourse against CRMC.

     23. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     24. This Agreement and the parties' rights, duties and obligations under this

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Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

     25.  The following Paragraphs shall survive any termination of this
Agreement: 4, 15-16, 19-25.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                 JEFFERSON PILOT FINANCIAL INSURANCE
                                 COMPANY (ON BEHALF OF ITSELF AND EACH ACCOUNT

Attest:
   /s/ Julie Guarente            By:     /s/ Charlene Grant
------------------------               ------------------------------------
                                 Its:  Assistant Vice and
                                       Associate Counsel


                                 AMERICAN FUNDS INSURANCE SERIES
Attest:
  /s/ [illegible]                By:    /s/ [illegible]
----------------------               ------------------------------------
                                 Its: Secretary


                                 CAPITAL RESEARCH AND MANAGEMENT COMPANY
Attest:
 /s/ [illegible]                 By:    /s/ Michael Downer
----------------------               ------------------------------------
                                 Its: Vice President and Secretary

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                                  ATTACHMENT A

American Funds Insurance Series:

Growth Fund (Class 2 Shares)
Growth-Income Fund (Class 2 Shares)

                                  ATTACHMENT B

JPF Separate Account A                    '40 Act Registration No. 811-04160

JPF Separate Account C                    '40 Act Registration No. 811-08230


                                      11
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                                  ATTACHMENT C

Ensemble II Variable Universal Life Insurance       '33 Act Registration No. 033-07734

Ensemble III Variable Universal Life Insurance      '33 Act Registration No. 333-93367

Ensemble SL Variable Survivorship Life Insurance    '33 Act Registration No. 333-01781

Ensemble EXEC Variable Universal Life Insurance     '33 Act Registration No. 333-44228

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